Exhibit 5. 1

[TENET HEALTHCARE CORPORATION LETTERHEAD]

May 15, 2019

I am the Vice President, Assistant General Counsel and Corporate Secretary of Tenet Healthcare Corporation, a Nevada corporation (the “Company”), and, in such capacity, I have examined the Company’s Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed on August 2, 2016 with the Securities and Exchange Commission (the “Commission”), for the registration of 5,400,000 shares of the Company’s common stock, $0.05 par value per share (the “Shares”), available for issuance under the Sixth Amended and Restated Tenet Healthcare 2008 Stock Incentive Plan (the “2008 Plan”). Pursuant to the terms of the Tenet Healthcare 2019 Stock Incentive Plan (the “2019 Plan”), the 4,060,866 Shares remaining available for issuance under the 2008 Plan as of as of May 2, 2019 as well as the up to 2,628,202 Shares subject to outstanding awards under the 2008 Plan as of May 2, 2019, that on or after such date are forfeited, cancelled, expire or settled in cash, will in each case be available for issuance under the 2019 Plan (such Shares collectively, the “Rollover Shares”). I have examined the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be filed with the Commission pursuant to the Securities Act, in connection with the offering by the Company of such Rollover Shares that may become available for issuance under the 2019 Plan.

I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and officers of the Company and such other instruments as I have deemed necessary or appropriate as a basis for the opinions expressed below.

Based on the foregoing, I am of the opinion that, when the Rollover Shares have been (i) issued and delivered in accordance with the terms of the 2019 Plan, or (ii) received upon vesting or exercise of awards granted under and delivered in accordance with the 2019 Plan, such Rollover Shares will be legally issued, fully paid and nonassessable.

My opinion expressed above is subject to the qualifications that I express no opinion as to the applicability of, compliance with, or effect of any laws except those of the State of Nevada. The opinions expressed herein are based upon the laws in effect on the date hereof, and I assume no obligation to revise or supplement this opinion should such laws be changed by legislative action, judicial decision or otherwise.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Anthony Shoemaker
Anthony Shoemaker
Vice President, Assistant General
Counsel and Corporate Secretary